July 15, 2014

Miller Investment Trust

20 William Street

Wellesley, Massachusetts 02481

Ladies and Gentlemen:

Miller Investment Trust (the “Trust”) was established as a statutory trust organized under the laws of the State of Delaware pursuant to a Certificate of Trust, dated on September 28, 2007 (the “Certificate of Trust”), and operates under the Certificate of Trust and (i) its Amended and Restated Agreement and Declaration of Trust, dated November 13, 2007, (ii) the Establishment and Designation of Classes of Shares of Beneficial Interest and Certificate of Name Change, dated November 26, 2013, thereto and (iii) the Establishment and Designation of Series and Classes of Shares, dated April 17, 2014, thereto (collectively, the “Declaration of Trust”).  The beneficial interests thereunder are represented by transferable shares of beneficial interest, without par value.

The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions provided therein.  Pursuant to Article III, Section 1 of the Declaration of Trust, the number of shares of beneficial interest authorized to be issued under the Declaration of Trust is unlimited, and the Trustees are authorized to divide the shares into one or more series of shares and one or more classes thereof as they deem necessary or desirable.  Pursuant to Article III, Section 1 of the Declaration of Trust, the Trustees are empowered in their discretion to issue shares of any series for such amount and on such terms as the Trustees may authorize, all without action or approval of the shareholders.  As of the date of this opinion, the Trust consists of three series of shares of beneficial interest currently designated as the Miller Convertible Bond Fund, Miller Convertible Plus Fund and Miller Intermediate Bond Fund (the “Funds”).  Shares of each Fund are divided into Class A, Class C, Class I and, additionally with respect to the Miller Convertible Bond Fund only, Advisor Class (collectively, the “Shares”).

In connection with giving this opinion, we have examined copies of:  the Certificate of Trust; the Declaration of Trust; the By-Laws of the Trust as approved by the Trustees and filed with the Securities and Exchange Commission (the “Commission”) in the Trust’s Registration Statement on October 5, 2007; Post-Effective Amendment No. 17 to the Trust’s Registration Statement on Form N-1A (File Nos. 333-146553 and 811-22131) to be filed with the Commission on July 14, 2014 relating to, among other matters, the registration of an unlimited number of Shares of the Funds (as so amended, the “Registration Statement”); and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including, but not limited to, originals, or copies certified or otherwise identified to our satisfaction, of such documents, Trust records and other instruments.  In our examination of the above documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified of photostatic copies.

Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the rights and remedies of creditors generally, (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing and (iii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing.  Further, we do not express any opinion as to (a) the availability of the remedy of specific performance or any other equitable remedy upon breach of any provision of any agreement whether applied by a court of law or equity, (b) the successful assertion of any equitable defense, or (c) the right of any party to enforce the indemnification or contribution provisions of any agreement.

In rendering the opinion below, insofar as it relates to the good standing and valid existence of the Trust, we have relied solely on a certificate of the Secretary of State of the State of Delaware, dated as of a recent date, and such opinion is limited accordingly and is rendered as of the date of such certificate.

This opinion is limited to the Delaware Statutory Trust Act statute (which for this purpose includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws), and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware.  Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

Both the Delaware Statutory Trust Act and the Declaration of Trust provide that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended to stockholders of private corporations organized for profit under the general corporation law of the State of Delaware.  There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state that does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations.  The Declaration of Trust also provides for indemnification out of property of the Trust or the applicable Fund for all loss and expense of any shareholder held personally liable for the obligations of the Trust or such Fund.  Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which the Trust or such Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined by a court of competent jurisdiction not to be effective.

Based on and subject to the foregoing, we are of the opinion that the Trust is a validly existing statutory trust in good standing under the laws of the State of Delaware and that the Shares, when issued in accordance with the terms, conditions, requirements and procedures set forth in the Declaration of Trust and the Registration Statement, will be validly issued, fully paid and non-assessable, subject to compliance with the Securities Act of 1933, as amended (the “Securities Act”), the Investment Company Act of 1940, as amended, and the applicable state laws regulating the sale of securities.

We are opining only as to the specific legal issues expressly set forth herein, and no opinion should be inferred as to any other matters.  We are opining on the date hereof as to the law in effect on the date hereof, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Form N-1A and to the use of our name therein.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Best regards,

WILMER CUTLER PICKERING
HALE AND DORR LLP

By:

/s/ Leonard A. Pierce

Leonard A. Pierce, Partner